Exhibit 99.1

ChinaCast Education Reports
Second Quarter 2010 Financial Results

Beijing, August 9, 2010 -- ChinaCast Education Corporation (the “Company” or “ChinaCast”) (Nasdaq GM:CAST), a leading for-profit, post-secondary and E-learning services provider in China, today announced its financial results for the second quarter ended June 30, 2010.

•	Second Quarter 2010 Highlights[1]:
o	Total revenues increased 46% to $16.3 million
o	Gross profit increased 25% to $8.6 million; Gross profit margin was 53%
o	Operating income increased 22% to $6.3 million; Operating income margin was 39%
o	Net income increased 26% to $4.8 million; Net income margin was 29%
o	Diluted EPS of $0.10
o	Adjusted net income (non-GAAP) increased 30% to $6.3 million; Adjusted net income (non-GAAP) margin was 39%
o	Adjusted diluted EPS (non-GAAP) of $0.13
o	Adjusted EBITDA (non-GAAP) increased 33% to $9.5 million; Adjusted EBITDA margin (non-GAAP) was 58%
o	Cash and bank balances together with term deposits was $156.9 million. Total equity was $262.8 million.

•	First Half 2010 Highlights:
o	Total revenues increased 44% to $32.2 million
o	Gross profit increased 27% to $17.4 million; Gross profit margin was 54%
o	Operating income increased 32% to $12.4 million; Operating income margin was 39%
o	Net income increased 40% to $9.4 million; Net income margin was 29%
o	Diluted EPS of $0.20
o	Adjusted net income (non-GAAP) increased 35% to $12.6 million; Adjusted net income margin (non-GAAP) was 39%
o	Adjusted diluted EPS of $0.27
o	Adjusted EBITDA (non-GAAP) increased 38% to $19.0 million; Adjusted EBITDA margin (non-GAAP) was 59%

“We are pleased to report another profitable quarter of strong performance,” commented Ron Chan, Chairman and Chief Executive Officer.  “We believe our team’s performance reflects the strength of our position as a leader in the PRC for-profit, post-secondary education sector and the continued strong demand and favorable market dynamics for post-secondary education services in China.  We believe our momentum going into the third quarter 2010 is strong as we expect to make additional investments to further strengthen and extend our market opportunities such as our summer and international education programs on our campuses in Chongqing and Guilin, the launching of our e-learning joint venture with China University of Petroleum and the acquisition of our third accredited university, Hubei Industrial University Business College.”

Added Antonio Sena, Chief Financial Officer, “Our operating and profit margins remained quite robust as we continue to expand our business and integrate acquisitions while exercising efficient fiscal management.  We’ve now reached a major milestone in the Company where the percentage of our total revenue from our traditional university business exceeds that of our e-learning business.  While we had a substantial increase in share count primarily due to our capital raise in December 2009, we were able to offset this by a 26% increase in net income.  Our cash and bank balances increased to $157 million at the end of the second quarter of 2010 and we intend to deploy $66 million of capital for our third university acquisition which we anticipate to close soon.”

1 See financial tables below and the GAAP to non-GAAP reconciliation attached to this press release.  The US dollar figures presented in this release are derived from the corresponding RMB figures from the Company’s Form 10-Q for the period ended June 30, 2010, and are based on the historical exchange rate of US$1.0 = 6.8 RMB at June 30, 2010.

Second Quarter 2010 Financial Results

ChinaCast is organized into two business segments: the Traditional University Group (“TUG”), offering accredited bachelor and diploma degree programs to students from the Foreign Trade and Business College (“FTBC”) campus in Chongqing, and the Lijiang College (“LJC”) campus in Guilin; and the E-Learning Group (“ELG”), encompassing the Company's E-learning education service businesses.

Total Revenues – Total revenues for the quarter increased 46% to $16.3 million from $11.1 million in the second quarter of 2009.  TUG revenue for the quarter increased 120% to $9.3 million from $4.2 million in the second quarter of 2009, primarily due to the acquisition of LJC in December 2009 and an increase in the number of post-secondary students at FTBC.  Thus, TUG revenue for the quarter as a percentage of total revenue increased to 57% compared to 38% in the second quarter of 2009.  ELG revenue for the quarter remained flat year-over-year at $7.0 million primarily due to a decrease in equipment sales.  The Company also reports revenue by service and equipment revenue.  Service revenue for the quarter increased 48% to $16.3 million from $11.0 million in the second quarter of 2009, while equipment revenue decreased 100% to $0 from $0.1 million in the second quarter of 2009.

Cost of Sales – Cost of sales for the quarter increased 80% to $7.7 million from $4.3 million in the second quarter of 2009 due to the acquisition of LJC in the fourth quarter of 2009.

Gross Profit and Gross Margin – Gross profit for the quarter increased 25% to $8.6 million from $6.9 million in the second quarter of 2009.   Gross profit margin for the quarter was 53% compared to 62% in the second quarter of 2009 primarily due to the increase in percentage of total revenue attributed to the TUG business which has a lower gross margin than the ELG business.

Share Based Compensation – Share based compensation for the quarter decreased 45% to $0.3 million from $0.5 million in the second quarter of 2009 primarily due to the stock options issued to management in 2007 which became fully vested at the end of the first quarter of 2010.

Amortization of Acquired Intangible Assets – Amortization of acquired intangible assets for the quarter increased 111% to $1.3 million from $0.6 million in the second quarter of 2009 due to the acquisition of LJC in the fourth quarter of 2009.

Operating Expenses – Operating expenses for the quarter increased 34% to $2.3 million from $1.7 million in the second quarter of 2009 primarily due to the acquisition of LJC in the fourth quarter of 2009.

Operating Income and Operating Income Margin – Operating income for the quarter increased 22% to $6.3 million from $5.2 million in the second quarter of 2009.  Operating income margin for the quarter was 39% compared to 47% in the second quarter of 2009 primarily due to the large increase in percentage of total revenue attributed to the TUG business which has a lower operating income margin than the ELG business.

Net Income and Net Income Margin – Net income attributable to the Company for the quarter increased 26% to $4.8 million from $3.8 million in the second quarter of 2009. Net income margin for the quarter was 29% compared to 34% in the second quarter of 2009 primarily due to the large increase in percentage of total revenue attributed to the TUG business which has a lower net income margin than the ELG business.

Diluted EPS - Diluted earnings per share for the quarter were $0.10 compared to $0.11 in the second quarter of 2009 primarily due to a year-over-year increase in shares used in the computation.  The weighted average number of shares used in the computation was 47,454,800 for the second quarter of 2010 and 35,802,327 for the second quarter of 2009.  The increase in the diluted share count is primarily due to the capital raise in June 2010 related to the future acquisition of the third accredited university, Hubei Industrial University Business College (“HIUBC”).

Adjusted Net Income and Adjusted Net Income Margin - Adjusted net income excluding share based compensation and amortization of acquired intangible assets (non-GAAP) for the quarter increased 30% to $6.3 million from $4.9 million in the second quarter of 2009.  Adjusted net income margin (non-GAAP) for the quarter was 39% compared to 44% in the second quarter of 2009 primarily due to the large increase in percentage of total revenue attributed to the TUG business which has a lower net income margin than the ELG business.

Adjusted Diluted EPS - Adjusted diluted earnings per share excluding share based compensation expenses and amortization of acquired intangible assets (non-GAAP) for the quarter were $0.13 compared to $0.14 in the second quarter of 2009 primarily due to a year-over-year increase in shares used in the computation.  The increase in the diluted share count is primarily due to the capital raise in December 2009 for the acquisition of the third university.

Adjusted EBITDA and Adjusted EBITDA Margin – Adjusted EBITDA (non-GAAP) for the quarter increased 33% to $9.5 million from $7.1 million in the second quarter of 2009.  Adjusted EBITDA margin (non-GAAP) for the quarter was 58% compared to 64% in the second quarter of 2009 primarily due to the large increase in percentage of total revenue attributed to the TUG business which has a lower adjusted EBITDA margin (non-GAAP) than the ELG business.

Cash and Bank Balances together with Term Deposits - Cash and bank balances together with term deposits was $156.9 million as of June 30, 2010.  Total equity was $262.8 million.

First Half 2009 Financial Results

Total Revenues – Total revenues for the first half increased 44% to $32.2 million from $22.4 million in the first half of 2009.  TUG revenue for the first half increased 114% to $18.4 million from $8.6 million in the first half of 2009, primarily due to acquisition of LJC in the fourth quarter of 2009 and an increase in the number of students at FTBC.  Thus, TUG revenue for the first half as a percentage of total revenue increased to 57% compared to 38% in the first half of 2009.  ELG revenue for the first half remained flat at $13.8 million primarily due to a decrease in equipment sales.  Service revenue for the first half increased 48% to $32.2 million from $21.8 million in the first half of 2009, while equipment revenue decreased 99% to $0.005 million from $0.6 million in the first half of 2009.

Cost of Sales – Cost of sales for the first half increased 70% to $14.8 million from $8.7 million in the first half of 2009 primarily due to the acquisition of LJC in the fourth quarter of 2009.

Gross Profit and Gross Margin – Gross profit for the first half increased 27% to $17.4 million from $13.7 million in the first half of 2009.   Gross profit margin for the first half was 54% compared to 61% in the first half of 2009 primarily due to the large increase in percentage of total revenue attributed to the TUG business which has a lower gross margin than the ELG business.

Share Based Compensation – Share based compensation for the first half decreased 53% to $0.7 million from $1.4 million in the first half of 2009 primarily due to the stock options issued to management in 2007 which became fully vested at the end of the first quarter of 2010.

Amortization of Acquired Intangible Assets – Amortization of acquired intangible assets for the first half increased 111% to $2.5 million from $1.3 million in the first half of 2009 due to the acquisition of LJC in the fourth quarter of 2009.

Operating Expenses – Operating expenses for the first half increased 17% to $5.0 million from $4.3 million in the first half of 2009 primarily due to the acquisition of LJC in the fourth quarter of 2009.

Operating Income and Operating Income Margin – Operating income for the first half increased 32% to $12.4 million from $9.4 million in the first half of 2009.  Operating income margin for the first half was 39% compared to 42% in the first half of 2009 primarily due to the large increase in percentage of total revenue attributed to the TUG business which has a lower operating income margin than the ELG business.

Net Income and Net Income Margin – Net income attributable to the Company for the first half increased 40% to $9.4 million from $6.7 million in the first half of 2009.  Net income margin for the first half was 29% compared to 30% in the first half of 2009 primarily due to the large increase in percentage of total revenue attributed to the TUG business which has a lower net income margin than the ELG business.

Diluted EPS - Diluted earnings per share for the first half were $0.20 compared to $0.19 in the first half of 2009 primarily due to a year-over-year increase in shares used in the computation.  The weighted average number of shares used in the computation was 46,880,355 for the first half of 2010 and 35,725,311 for the first half of 2009.  The increase in the diluted share count is primarily due to the capital raise in December 2009 for the acquisition of HIUBC.

Adjusted Net Income and Adjusted Net Income Margin - Adjusted net income excluding share based compensation expenses and amortization of acquired intangible assets (non-GAAP) for the first half increased 35% to $12.6 million from $9.3 million in the first half of 2009.  Adjusted net income margin excluding share based compensation expenses and amortization of acquired intangible assets (non-GAAP) for the first half was 39% compared to 42% in the first half of 2009 primarily due to the large increase in percentage of total revenue attributed to the TUG business which has a lower net income margin than the ELG business.

Adjusted Diluted EPS - Adjusted diluted earnings per share excluding share based compensation expenses and amortization of acquired intangible assets (non-GAAP) for the first half were $0.27 compared to $0.26 primarily due to a year-over-year increase in shares used in the computation.  The increase in the diluted share count is primarily due to the capital raise in December 2009 for the acquisition of the third university.

Adjusted EBITDA and Adjusted EBITDA Margin – Adjusted EBITDA (non-GAAP) for the first half increased 38% to $19.0 million from $13.8 million in the first half of 2009.  Adjusted EBITDA margin (non-GAAP) for the first half was 59% compared to 62% in the first half of 2009 primarily due to the large increase in percentage of total revenue attributed to the TUG business which has a lower adjusted EBITDA margin (non-GAAP) than the ELG business.

Financial Outlook for 2010

For the full year ending December 31, 2010, the Company reaffirmed the following previously provided guidance:

•	Total net revenue will be between $78 million to $80 million (a year-on-year increase of 53% to 57%)
•
Adjusted net income excluding share based compensation, amortization of intangibles, gain on disposal of property and equipment, and impairment expenses (non-GAAP) will be between $25 million to $27 million (a year-on-year increase of 34% to 44%)

•	Adjusted EBITDA excluding share based compensation (non-GAAP) will be between $45 million to $47 million (a year-on-year increase of 58% to 65%)

This is the Company’s current and preliminary view, which is subject to change.

Conference Call Information

ChinaCast’s management team will host an earnings conference call at 8:30 am ET, Tuesday, August 10, 2010.  The dial-in details for the earnings conference call are as follows:

Earnings Call Telephone Numbers:
US/Canada Toll Free:  +1-877-303-9226
International:  +1-760-666-3566

A replay of the earnings conference call will be available at the following numbers:

Replay Telephone Numbers:
US/Canada Toll Free:  +1-800-642-1687
International:  +1-706-645-9291
Replay Pass Code:  90627901

The replay will be available starting at 11:30 am ET, Tuesday, August 10, 2010, through 11:59 pm ET, Tuesday, August 24, 2010.

Additionally, a live and archived version of the earnings call will be available at www.chinacasteducation.com. Please access the website approximately 10 minutes prior to the start time in order to download and install any necessary software.

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading for-profit, post-secondary education and e-learning services provider in China. The Company provides post-secondary degree and diploma programs through its two universities in China:  The Foreign Trade and Business College of Chongqing Normal University and the Lijiang College of Guangxi Normal University.   These universities offer fully accredited, career-oriented bachelor's degree and diploma programs in business, economics, law, IT/computer engineering, hospitality and tourism management, advertising, language studies, art and music.  The Company provides its e-learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite/fiber broadband network. These services include interactive distance learning applications, multimedia education content delivery, English language training and vocational training courses. The company is listed on the NASDAQ with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as ``anticipate'', ``estimate'', ``expect'', ``believe,'' ``will likely result,'' ``outlook,'' ``project'' and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted net income, adjusted net-income margin, adjusted EPS (basic and diluted), adjusted EBITDA and adjusted EBITDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results.”  These non-GAAP financial measures exclude from our operating performance not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.  The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Contact:

ChinaCast Education
Michael Santos, President-International
+1-202-361-3403
mjsantos@chinacasteducation.com

HC International
Ted Haberfield, Executive Vice President
+1-760-755-2716
thaberfield@hcinternational.net

CHINACAST EDUCATION CORPORATION
 CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
 (In thousands, except share-related data)

			As of
	As of June 30,		December 31,
	2010	2010	2009
	US$	RMB	RMB
	(Note 1)		(Note 1)
Assets
Current assets:
Cash and cash equivalents	76,034	517,034	327,628
Term deposits	80,882	550,000	507,000
Accounts receivable	7,050	47,942	53,828
Inventory	212	1,440	1,386
Prepaid expenses and other current assets	3,127	21,263	19,212
Amounts due from related parties	506	3,438	6,388
Deferred tax assets	59	404	1,010
Current portion of prepaid lease payments for land use rights	477	3,246	3,246
Total current assets	168,347	1,144,767	919,698
Non-current deposits	1,929	13,115	14,550
Property and equipment, net	75,821	515,579	516,938
Prepaid lease payments for land use rights - non-current	21,058	143,191	144,818
Acquired intangible assets, net	7,949	54,051	71,286
Long-term investments	447	3,041	3,101
Non-current advances to related party	14,659	99,682	99,727
Goodwill	74,081	503,753	503,771
Total assets	364,291	2,477,179	2,273,889

Liabilities and equity
Current liabilities:
Accounts payable (including accounts payable of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB718 and RMB719 as of June 30, 2010 and December 31, 2009, respectively)	2,926	19,898	16,061
Accrued expenses and other current liabilities (including accrued expenses and other liabilities of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB16,553 and RMB16,740 as of June 30, 2010 and December 31, 2009, respectively)	28,363	192,868	215,631
Deferred revenues	5,927	40,302	156,645
Income taxes payable (including income taxes payable of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB3,560 and RMB2,293 as of June 30, 2010 and December 31, 2009, respectively)	12,022	81,753	68,731
Current portion of long-term bank borrowings	9,706	66,000	104,400
Current portion of capital lease obligation	188	1,279	1,323
Other borrowings	2,206	15,000	200
Total current liabilities	61,338	417,100	562,991
Non-current liabilities:
Long-term bank borrowings	25,588	174,000	134,000
Deferred tax liabilities – non-current	4,157	28,270	30,923
Unrecognized tax benefits – non-current (including unrecognized tax benefits of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB5,526 and RMB5,257 as of June 30, 2010 and December 31, 2009, respectively)	10,372	70,527	62,457
Total non-current liabilities	40,117	272,797	227,380

Total liabilities	101,455	689,897	790,371
Commitments and contingencies (Note 14)
Equity:
Ordinary shares (US$0.0001 par value; 100,000,000 shares authorized; 49,778,952 and 45,170,698 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively)	5	36	33
Additional paid-in capital	224,741	1,528,238	1,290,651
Statutory reserve	5,756	39,139	39,139
Accumulated other comprehensive loss	(647)	(4,399)	(6,055)
Retained earnings	29,453	200,281	136,583

Total ChinaCast Education Corporation shareholders’ equity	259,308	1,763,295	1,460,351
Noncontrolling interest	3,528	23,987	23,167

Total equity	262,836	1,787,282	1,483,518

Total liabilities and equity	364,291	2,477,179	2,273,889

See notes to unaudited condensed consolidated financial statements.

CHINACAST EDUCATION CORPORATION
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited)
 (In thousands, except share-related data)

	For the three months ended June 30,			For the six months ended June 30
	2010	2010	2009	2010	2010	2009
	US$	RMB	RMB	US$	RMB	RMB
	(Note 1)		(Note 1)	(Note 1)		(Note 1)
Revenues:
Service	16,270	110,645	74,461	32,202	218,975	148,102
Equipment	-	-	1,293	5	31	4,169

	16,270	110,645	75,754	32,207	219,006	152,271

Cost of revenues:
Service	(7,667)	(52,136)	(27,644)	(14,759)	(100,355)	(55,011)
Equipment	-	-	(1,288)	-	-	(4,126)

	(7,667)	(52,136)	(28,932)	(14,759)	(100,355)	(59,137)

Gross profit	8,603	58,509	46,822	17,448	118,651	93,134

Operating (expenses) income:

Selling and marketing expenses (including share-based compensation of RMB nil and RMB266 for the three months ended June 30 for 2010 and 2009, respectively, share-based compensation of RMB410 and RMB1,106 for the six months ended June 30 for 2010 and 2009, respectively)	(74)	(503)	(793)	(192)	(1,308)	(2,543)
General and administrative expenses (including share-based compensation of RMB1,712 and RMB2,868 for the three months ended June 30 for 2010 and 2009, respectively, share-based compensation of RMB4,192 and RMB8,606 for the six months ended June 30 for 2010 and 2009, respectively)	(2,195)	(14,925)	(13,013)	(4,787)	(32,552)	(30,639)

Foreign exchange gain (loss)	(37)	(250)	(53)	(81)	(553)	116
Management service fee	-	-	2,329	-	-	3,296
Other operating income	30	207	2	31	214	507

Total operating expenses, net	(2,276)	(15,471)	(11,528)	(5,029)	(34,199)	(29,263)

Income from operations	6,327	43,038	35,294	12,419	84,452	63,871
Interest income	521	3,534	2,476	954	6,488	4,788
Interest expense	(529)	(3,594)	(1,717)	(965)	(6,565)	(3,170)
Income before provision for income taxes and earnings in equity method investments	6,319	42,978	36,053	12,408	84,375	65,489
Provision for income taxes	(1,461)	(9,938)	(7,146)	(2,904)	(19,749)	(13,471)
Net income before earnings in equity investments	4,858	33,040	28,907	9,504	64,626	52,018
Loss in equity investments	(4)	(30)	(311)	(9)	(60)	(577)
Income from continuing operation, net of tax	4,854	33,010	28,596	9,495	64,566	51,441
Discontinued operations
Loss from discontinued operations, net of taxes of RMB nil for the three months and six months ended June 30 for 2010 and 2009:	-	-	(449)	-	-	(1,053)
Net income	4,854	33,010	28,147	9,495	64,566	50,388
Less: Net income attributable to noncontrolling interest	(64)	(434)	(2,350)	(128)	(868)	(4,909)
Net income attributable to ChinaCast Education Corporation	4,790	32,576	25,797	9,367	63,698	45,479
Net income	4,854	33,010	28,147	9,495	64,566	50,388
Foreign currency translation adjustments	212	1,442	62	244	1,656	(740)
Comprehensive income	5,066	34,452	28,209	9,738	66,222	49,648
Comprehensive income attributable to noncontrolling interest	(63)	(448)	(2,352)	(127)	(868)	(4,905)
Comprehensive income attributable to ChinaCast Education Corporation	5,003	34,004	25,857	9,612	65,354	44,743

Net income per share
Net income attributable to ChinaCast Education Corporation per share:
Basic	0.10	0.69	0.72	0.20	1.37	1.28

Diluted	0.10	0.69	0.72	0.20	1.36	1.27

Weighted average shares used in computation:
Basic	47,250,261	47,250,261	35,656,163	46,606,070	46,606,070	35,652,229

Diluted	47,454,800	47,454,800	35,802,327	46,880,355	46,880,355	35,725,311

Amount attributable to ChinaCast Education Corporation:
Income from continuing operation, net of tax	4,790	32,576	26,246	9,367	63,698	46,532
Discontinued operations, net of tax	-	-	(449)	-	-	(1,053)
Net income attributable to ChinaCast Education Corporation	4,790	32,576	25,797	9,367	63,698	45,479

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
 (In thousands)

	For the six months ended June 30,
	2010	2010	2009
	US$	RMB	RMB
	(Note 1)		(Note 1)
Cash flows from operating activities:
Net income	9,495	64,566	50,388
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,118	21,204	11,704
Amortization of acquired intangible assets	2,535	17,235	8,181
Amortization of land use rights	239	1,627	1,308
Share-based compensation	676	4,600	9,712
Loss on disposal of property, plant and equipment	-	1	3
Loss in equity investments	9	60	577
Changes in assets and liabilities:
Accounts receivable	842	5,722	(13,824)
Inventory	(8)	(54)	10
Prepaid expenses and other current assets	(302)	(2,054)	1,410
Non-current deposits	652	4,434	(364)
Amounts due from related parties	434	2,950	600
Accounts payable	566	3,852	2,308
Accrued expenses and other current liabilities	(280)	(1,903)	6,256
Deferred revenues	(17,109)	(116,343)	(61,280)
Amount due to related party	-	-	(27)
Income taxes payable	1,915	13,022	9,145
Deferred tax assets	89	606	-
Deferred tax liabilities	(390)	(2,653)	(1,252)
Unrecognized tax benefits	1,187	8,070	3,764
Net cash provided by operating activities	3,668	24,942	28,619
Cash flows from investing activities:
Advance to related party	-	-	(20,000)
Repayment from advance to related party	7	45	29,392
Purchase of property and equipment	(5,743)	(39,051)	(25,142)
Term deposits	(6,324)	(43,000)	(137,700)
Deposits for investments	(441)	(3,000)	-
Net cash used in investing activities	(12,501)	(85,006)	(153,450)

Cash flows from financing activities:
Other borrowings raised	12,059	82,000	10,350
Other borrowings raised from related party	-	-	500
Repayment of other borrowings	(9,882)	(67,200)	(517)
Bank borrowings raised	11,764	80,000	30,000
Bank borrowings repaid	(11,530)	(78,400)	(3,000)
Repayment of capital lease obligation	(6)	(44)	20
Proceeds from issuance of shares, net of issuance costs	34,263	232,990	-
Net cash provided by financing activities	36,668	249,346	37,353
Effect of foreign exchange rate changes	18	124	(1)
Net increase(decrease) in cash and cash equivalents	27,853	189,406	(87,479)
Cash and cash equivalents at beginning of the period	48,181	327,628	220,131

Cash and cash equivalents at end of the period	76,034	517,034	132,652

ChinaCast Education Second Quarter and First Half FY2010
Reconciliations of Non-GAAP Results of Operations Measures to the Nearest Comparable GAAP Measures

			YoY
	3 months ended	3 months ended	%change
	30/6/2010	30/6/2009	+/ (-)
	US$'000	US$'000
Adjusted Net Income (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	4,790	3,793	26.29
Share-based Compensation	251	461	(45.55)
Amortization of Acquired Intangible Assets	1,268	601	110.98
Adjusted Net Income (non-GAAP)	6,309	4,855	29.95
Adjusted Net Margin (non-GAAP)	38.8%	43.6%
Adjusted Diluted EPS (Non-GAAP)	0.13	0.14	(7.14)

Adjusted EBITDA (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	4,790	3,793	26.29
Depreciation	1,508	836	80.38
Amortization of Acquired Intangible Assets	1,268	601	110.98
Amortization of Land Use Rights	119	97	22.68
Share-based Compensation	251	461	(45.55)
Interest Income	(521)	(364)	42.86
Interest Expense	529	252	109.92
Provision for income taxes	1,461	1,051	39.01
Earnings in equity investments	4	46	(91.30)
Net income attributable to noncontrolling interest	64	347	(81.50)
Adjusted EBITDA(non-GAAP)	9,473	7,120	33.05
Adjusted EBITDA Margin (non-GAAP)	58.2%	63.9%

			YoY
	6 months ended	6 months ended	%change
	30/6/2010	30/6/2009	+/ (-)
	US$'000	US$'000
Adjusted Net Income (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	9,367	6,688	40.06
Share-based Compensation	676	1,428	(52.66)
Amortization of Acquired Intangible Assets	2,535	1,203	110.72
Adjusted Net Income (non-GAAP)	12,578	9,319	34.97
Adjusted Net Margin (non-GAAP)	39.1%	41.6%
Adjusted Diluted EPS (Non-GAAP)	0.27	0.26	1.88

Adjusted EBITDA (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	9,367	6,688	40.06
Depreciation	3,118	1,721	81.17
Amortization of Acquired Intangible Assets	2,535	1,203	110.72
Amortization of Land Use Rights	239	192	24.48
Share-based Compensation	676	1,428	(52.66)
Interest Income	(954)	(704)	35.51
Interest Expense	965	466	107.08
Provision for income taxes	2,904	1,981	46.59
Earnings in equity investments	9	85	(89.41)
Net income attributable to noncontrolling interest	127	722	(82.41)
Adjusted EBITDA(non-GAAP)	18,986	13,782	37.76
Adjusted EBITDA Margin (non-GAAP)	59.0%	61.5%